EXHIBIT 3.1

                           CERTIFICATE OF DESIGNATION
                         FOR NEVADA PROFIT CORPORATIONS
                            (PURSUANT TO NRS 78.1955)

1. Name of corporation: XA, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation, this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock:

                            SERIES A PREFERRED STOCK

     Pursuant to Section 78.1955 of the Nevada General Corporation Law, XA, Inc., a corporation organized and existing under the Nevada General Corporation Law (the "Company"),

     DOES HEREBY CERTIFY that pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation, as amended, of the Company, and pursuant to Section 78.1955 of the Nevada General Corporation Law, the Board of Directors, by unanimous written consent of all members of the Board of Directors on December 28, 2004, duly adopted a resolution providing for the issuance of a series of three shares of Series A Preferred Stock, which resolution is and reads as follows:

     RESOLVED, that pursuant to the authority expressly granted to and invested in the Board of Directors of XA, Inc. (the "Company") by the provisions of the Certificate of Incorporation of the Company, as amended, a series of the preferred stock, par value $.001 per share, of the Company be, and it hereby is, established; and

     FURTHER RESOLVED, that the series of preferred stock of the Company be, and it hereby is, given the distinctive designation of "Series A Preferred Stock"; and

     FURTHER RESOLVED, that the Series A Preferred Stock shall consist of three shares; and

     FURTHER RESOLVED, that the Series A Preferred Stock shall have the powers and preferences, and the relative, participating, optional and other rights, and the qualifications, limitations, and restrictions thereon set forth below:

     SECTION 1. DESIGNATION OF SERIES; RANK. The shares of such series shall be designated as the "Series A Preferred Stock" (the "Preferred Stock") and the number of shares initially constituting such series shall be up to three shares.

     SECTION 2. DIVIDENDS. The holders of Preferred Stock shall not be entitled to receive dividends paid on the Common Stock.

     SECTION 3. LIQUIDATION PREFERENCE. The holders of Preferred Stock shall not be entitled to any liquidation preference.

     SECTION 4.    VOTING.

     4.1 VOTING RIGHTS. The holders of the Preferred Stock will have the voting rights as described in this Section 4 or as required by law. For so long as any shares of the Preferred Stock remain issued and outstanding, the holders thereof, voting separately as a class, shall have the right to vote on all shareholder matters equal to fifty-one percent (51%) of the total vote. For example, if there are 10,000,000 shares of the Company's common stock issued and outstanding at the time of a shareholder vote, the holders of Preferred Stock, voting separately as a class, will have the right to vote an aggregate of 10,400,000 shares, out of a total number of 20,400,000 shares voting.

     4.2 AMENDMENTS TO ARTICLES AND BYLAWS. So long as Preferred Stock is outstanding, the Company shall not, without the affirmative vote of the holders of at least 66-2/3% of all outstanding shares of Preferred Stock, voting separately as a class (i) amend, alter or repeal any provision of the certificate of incorporation or the bylaws of the Company so as to adversely affect the designations, preferences, limitations and relative rights of the Preferred Stock or (ii) effect any reclassification of the Preferred Stock.

     4.3 AMENDMENT OF RIGHTS OF PREFERRED STOCK. The Company shall not, without the affirmative vote of the holders of at least 66-2/3% of all outstanding shares of Preferred Stock, amend, alter or repeal any provision of this Statement of Designations, PROVIDED, HOWEVER, that the Company may, by any means authorized by law and without any vote of the holders of shares of Preferred Stock, make technical, corrective, administrative or similar changes in this Statement of Designations that do not, individually or in the aggregate, adversely affect the rights or preferences of the holders of shares of Preferred Stock.

     SECTION 5. CONVERSION RIGHTS. The shares of Preferred Stock shall have no conversion rights.

     SECTION 6. REDEMPTION RIGHTS. The shares of Preferred Stock shall have no redemption rights.

     SECTION 7. NOTICES. Any notice required hereby to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Company.

3. Effective date of filing (optional):
(must not be later than 90 days after the certificate is filed)

4. Officer Signature:
                                          /s/ Frank Goldstin